Calculation of Filing Fee Tables
S-3
Lazard, Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common stock, par value $0.01 per share, of Lazard, Inc.	Other				0.0001531	$ 0.00
Fees to be Paid	2	Equity	Preference Shares of Lazard, Inc.	Other				0.0001531	$ 0.00
Fees to be Paid	3	Other	Stock Purchase Contracts of Lazard, Inc.	Other				0.0001531	$ 0.00
Fees to be Paid	4	Other	Stock Purchase Units of Lazard, Inc.	Other				0.0001531	$ 0.00
Fees to be Paid	5	Other	Warrants of Lazard, Inc.	Other				0.0001531	$ 0.00
Fees to be Paid	6	Other	Guarantees of Debt Securities of Lazard Group LLC by Lazard, Inc.	Other				0.0001531	$ 0.00
Fees to be Paid	7	Debt	Senior Debt Securities of Lazard Group LLC	Other				0.0001531	$ 0.00
Fees to be Paid	8	Debt	Subordinated Debt Securities of Lazard Group LLC	Other				0.0001531	$ 0.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	1.a. An unspecified aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be offered at unspecified prices. This registration statement also covers delayed delivery contracts that may be issued by Lazard, Inc. under which the party purchasing such contracts may be required to purchase preference shares or common stock. Such contracts may be issued together with the specific securities to which they relate. In addition, the securities registered hereunder may be sold either separately or as units comprised of more than one type of security registered hereunder. 1.b. Including securities as may from time to time be issued upon exercise, conversion, or exchange of other securities registered hereunder. Separate consideration may or may not be received for securities that are issuable on exercise, conversion, or exchange of other securities or that are issued in units or represented by depositary shares. 1.c. The Registrants elect to rely on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the "Securities Act"). In reliance on and in accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrants are deferring payment of all of the registration fee.

[2]	See notes 1.a., 1.b. and 1.c.

[3]	See notes 1.a., 1.b. and 1.c. 3.a. Includes an indeterminable number of shares of common stock or preference shares to be issuable by Lazard, Inc. upon settlement of the stock purchase contracts or stock purchase units.

[4]	See notes 1.a., 1.b., 1.c. and 3.a.

[5]	See notes 1.a., 1.b. and 1.c.

[6]	See notes 1.a. and 1.c. 6.a. Lazard, Inc. will fully and unconditionally guarantee debt securities issued by Lazard Group LLC. In accordance with Rule 457(n), no separate fee is payable with respect to the guarantees of debt securities being registered.

[7]	See notes 1.a. and 1.c.

[8]	See notes 1.a. and 1.c.